Exhibit 99.1

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

     STANLEY WORKS ANNOUNCES PRICING OF ENHANCED TRUST PREFERRED SECURITIES

New Britain, CT, November 16, 2005 - The Stanley Works (NYSE: SWK) announced today that it has priced an offering of $450 million of Enhanced Trust Preferred Securities through its wholly-owned trust subsidiary, The Stanley Works Capital Trust I. Net proceeds from the securities are expected to be used toward the pending acquisitions of Facom Tools and National Hardware.

The Trust Preferred Securities and the underlying Junior Subordinated Debt Securities of The Stanley Works feature a 40-year term and an initial coupon rate of 5.902%, which is fixed for 5 years, and can be redeemed at par on or after the fifth anniversary of the closing of the offering.

The Stanley Works expects to complete the offering on or about November 22, 2005, subject to customary closing conditions.

The securities have not been and may not be registered under the Securities Act of 1933, as amended (the "Act") and may not be offered or sold in the United States absent registration or applicable exemption from such registration. The securities are being offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Act and outside the United States pursuant to Regulation S under the Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Contact:  Gerry Gould, V. P. - Investor Relations
          (860) 827-3833 or ggould@stanleyworks.com